Exhibit 23




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HLM Design Inc. on Form S-8 of our report dated June 30, 2000 relating to the financial statements of BL&P Engineers, Inc. for each of the two years ended December 31, 1999, appearing in the Form 8-K/A of HLM Design Inc. dated July 13, 2000.


DELOITTE & TOUCHE LLP
Charlotte, North Carolina
July 11, 2000